EXHIBIT 5.1




                                  June 2, 2004


NYMAGIC, INC.
919 THIRD AVENUE, 10TH FLOOR
NEW YORK, NY 10022

Ladies and Gentlemen:

        I am general counsel of NYMAGIC, INC. (the "Company"). I have supervised and reviewed the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") relating to 450,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock") which may be issued under the Company's 2004 Long-Term Incentive Plan (the "Plan"), 50,000 shares of Common Stock which may be issued under the Company's Employee Stock Purchase Plan (the "Employee Plan"), and shares of Common Stock which may be issued as may be necessary to satisfy the anti-dilution provisions of the Plan and the Employee Plan (collectively, the "Plans"). Pursuant to the Registration Statement, the Company may initially issue up to an aggregate of 500,000 shares (the "Shares") of Common Stock. This opinion is being furnished as a supporting document for such Registration Statement.

        In this connection I have examined or am otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plans, the Registration Statement, relevant resolutions of the board of directors of the Company and such other documents and instruments as I have deemed necessary for the purposes of this opinion.

        Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plans, will be legally issued, fully paid and non-assessable shares of the Company.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Paul J. Hart
                      -----------------------------------
                      Paul J. Hart, Esq.
                      Senior Vice President, General Counsel
                      and Secretary